November 16, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of NuGold Resources, Inc. on Form S-1 of our audit report, dated  September 26th , 2012 relating to the accompanying balance sheet as of June 30, 2012 and  2011, and the related statement of operation, stockholders’ equity, and cash flow from inception (February 26, 2010) through June 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith,, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
November 16, 2012